Exhibit 4.3

RAFAEL HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN

FORM OF NOTICE OF GRANT OF RESTRICTED STOCK

Rafael Holdings, Inc., a Delaware corporation, pursuant to its 2021 Equity Incentive Plan (the “Plan”) hereby grants to the individual listed below (the “Participant”) the number of Shares of Restricted Stock set forth below. The Award described in this Notice of Grant of Restricted Stock (the “Notice”) is subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Notice and the Agreement will have the meanings defined in the Plan.

Participant:
Grant Date:
Total Number of Shares of Restricted Stock:
Vesting Schedule:	Subject to the continued service of the Participant with the Company through the applicable vesting date or event, the Restricted Stock subject to this Award will vest and become nonforfeitable as follows:

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

RAFAEL HOLDINGS, INC.

Name:
Title:
Date:

participant

Date:

1

EXHIBIT A

TO Notice of Grant of Restricted Stock

AWARD AGREEMENT

UNDER the

RAFAEL HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN

1. Award of Restricted Stock. Effective as of the Grant Date set forth in the Notice, the Company has granted to the Participant the number of Shares of Restricted Stock set forth in the Notice, subject to the restrictions and on the terms and conditions set forth in the Notice, the Plan and this Agreement.

2. Vesting of Restricted Stock.

a. Subject to the continued service of the Participant with the Company through the relevant vesting date and/or event, this Award will become vested and nonforfeitable in such amounts and at such times as set forth in the Notice.

b. Unless otherwise provided in the Notice, upon the cessation of the Participant’s service with the Company for any reason, any portion of this Award that then remains unvested will be immediately and automatically forfeited to the Company.

c. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

3. Non-Transferability of Restricted Stock. The Restricted Stock subject to this Award may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, by operation of law or otherwise, unless and until such Shares become vested or as otherwise permitted by the Plan and such transferee executes a written consent to be bound by the terms of this Agreement.

4. Book Entry of Shares. The Company’s transfer agent will register the Restricted Stock subject to this Award in a book entry in the Grantee’s name and will include stop-transfer instructions in its records to reflect the transfer restrictions and forfeiture conditions applicable to those Shares. The transfer agent is hereby authorized to transfer to the Company any Shares that are forfeited or withheld to satisfy applicable tax withholding requirements. In addition, the Participant agrees to promptly execute any document, including a stock power endorsed in blank, requested by the Company to effectuate the terms or administration of this Award.

5. Stockholder Rights. While he or she holds the Restricted Stock subject to this Award, the Participant will have a right to vote those Shares and, subject to Section 8(b)(ii) of the Plan, the right to receive dividends or other distributions thereon.

6. Tax Consequences. The Participant understands that he or she may elect to file an election under Section 83(b) of the Code within thirty (30) days following the Grant Date. The Participant acknowledges that the Company has not advised him or her regarding the tax treatment of this Award or any election under Section 83(b) of the Code. The Participant acknowledges that the Participant has reviewed with the Participant’s own tax advisors the tax treatment of this Award and is relying solely on those advisors in that regard. The Company does not guaranty any particular tax treatment for this Award.

7. No Continuation of Service. Neither the Plan nor this Award will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time with or without Cause.

8. Company Policies. The Participant agrees, in consideration for the grant of this Award, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.

9. The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts this Award subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret and administer the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Notice or this Agreement.

10. Entire Agreement. The Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof.

11. Successors. This Agreement will be binding upon and inure to the benefit of the Participant’s heirs or estate, including his or her executors, administrators and trustees.

12. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Award without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.

13. Governing Law. This Award will be construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

14. Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

15. Tax Withholding. The Participant acknowledges that the issuance or vesting of Shares hereunder will give rise to taxable income subject to required withholding. In accordance with Section 15 of the Plan, the obligations of the Company hereunder are conditioned on the Participant timely paying, or otherwise making arrangements satisfactory to the Company regarding the timely satisfaction of, such required withholding. If the Company has not elected to settle such required withholding through the withholding of Shares and other arrangements acceptable to the Company have not been made, the Company may require that the Participant sell Shares issuable hereunder to satisfy the required withholding. Accordingly, the Participant hereby irrevocably authorizes the Company to (i) sell on the Participant’s behalf such number of Shares issued hereunder as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the required withholding, and (ii) to remit proceeds equal to the required withholding to the applicable tax authorities (or to retain proceeds equal to the required withholding, to the extent the Company has already deposited such amount with the applicable tax authorities). To the extent the proceeds of such sale exceed the required withholding, the excess proceeds will be paid to the Participant. The Participant acknowledges that he or she will be responsible for all broker’s fees and other costs of such sale and that the Company is under no obligation to arrange for such sale at any particular price. The Participant further agrees to execute such additional documents as may be reasonably necessary to facilitate such transactions.

16. Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a third party designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

3